EXHIBIT E

Share Purchase Agreement

EXECUTION VERSION

DATED 2 August 2012

RIO TINTO EXPLORATION CANADA INC.

and

RIO TINTO INTERNATIONAL HOLDINGS LIMITED

SHARE PURCHASE AGREEMENT

for the sale and purchase of shares

in Entrée Gold Inc.

Rio Tinto

London Legal Department

2 Eastbourne Terrace

London W2 6LG

UK

Tel: +44 20 7781 2000

EXECUTION VERSION

DATE: 2 August 2012

PARTIES:

(1)	RIO TINTO EXPLORATION CANADA INC., a company incorporated under the laws of Canada with company number 329940-6 (being previously known as Kennecott Canada Exploration Inc.) and having its registered office at 1188 Sherbrooke Street West, Montreal, Québec H3A 3G2, Canada (“RTEC”); and

(2)	RIO TINTO INTERNATIONAL HOLDINGS LIMITED a company incorporated under the laws of England with registered number 425864 and having its registered office at 2 Eastbourne Terrace, London W2 6LG, United Kingdom (“RTIH”).

RECITALS:

(A)	RTEC is the legal and beneficial owner of 16,566,796 common shares each in the capital of Entrée Gold, being approximately 12.9% of the issued share capital;

(B)	RTEC desires to sell to RTIH the shares referred to in Recital A, and RTIH desires to purchase and acquire the same from RTEC, upon the terms and conditions as set forth in this Agreement; and

(C)	RTEC and RTIH are both part of the Rio Tinto group, which means Rio Tinto plc (incorporated in England), Rio Tinto Limited (incorporated in Victoria, Australia) and any other corporation, partnership or joint venture (whether incorporated or not) wherever situated in which Rio Tinto plc and/or Rio Tinto Limited owns or controls (i) directly or indirectly more than 50% of the shares or stock carrying the right to vote at a general meeting (or its equivalent) of the corporation or (ii) which members of the Rio Tinto group hold a controlling interest as part of a partnership or joint venture.

TERMS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement where the context so admits the following words and expressions shall have the following meanings:

“Assignment Agreement” shall mean the assignment agreement between RTEC and RTIH referred to in Clause 3.1(b) of this Agreement;

“Business Days” shall mean a day on which banks are generally open in London and in Vancouver, British Columbia for the transaction of normal banking business;

“Completion” shall mean the completion of the sale and purchase of the Shares under this Agreement;

“Conditions Precedent” shall mean the conditions specified in Clause 3.1 of this Agreement;

“Encumbrance” shall mean any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same;

“Entrée Gold” shall mean Entrée Gold Inc., a public company incorporated in Canada with company number CO725704 and with registered address Suite 1201-1166 Alberni Street, Vancouver, BC Canada V6E 3Z3;

EXECUTION VERSION

“Equity Participation Agreement” shall mean the equity participation agreement entered into between Entrée Gold and RTEC (formerly known as Kennecott Canada Exploration Inc.) on 17 June 2005;

“Purchase Price” shall have the meaning attributed to it in Clause 2.2 of this Agreement;

“Rio Tinto Group” means the group of entities described in Recital C hereto;

“Shares” shall mean the 16,566,796 common shares (with no par value) of Entrée Gold legally and beneficially owned by RTEC which will transfer to RTIH in accordance with the terms of this Agreement;

“Warranties” means the warranties and representations set out in the Schedule to this Agreement.

1.2	The headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

2.	SALE AND PURCHASE OF THE SHARES

2.1	RTEC shall, as legal and beneficial owner, sell and RTIH shall purchase the Shares free from all Encumbrances, together with all rights which at the date of this Agreement are or at any time hereafter may become attached to them.

2.2	RTIH shall purchase the Shares from RTEC for an aggregate purchase price of CAD 9,277,405.76 (the “Purchase Price”).

2.3	The parties hereto confirm that the Purchase Price represents the fair market value of the Shares established by RTEC and RTIH acting in good faith, as was their intention to do so. However, the parties agree that in the event that the relevant tax authorities determine that the fair market value of the Shares is different to the Purchase Price as stipulated herein or if the Purchase Price is determined by adjudication of a competent court, the parties agree to adjust the Purchase Price in accordance with such determination.

2.4	RTIH shall satisfy the Purchase Price by procuring an inter-company payable in favour of RTEC in a form and substance satisfactory to RTEC in its sole discretion.

3.	CONDITIONS PRECEDENT

3.1	Completion of the sale and purchase of the Shares shall be conditional upon the following:

(a)	Receipt by RTIH of written consent of Entrée Gold to the assignment of RTEC’s rights and obligations under the Equity Participation Agreement to RTIH;

(b)	Execution by each of RTEC and RTIH of an “Assignment Agreement” by which RTEC’s rights and obligations under the Equity Participation Agreement shall be assigned to RTIH; and

(c)	Any and all other material consents, approvals and authorisations of and filings with and notification of governmental authorities and regulatory agencies which in each case are necessary for the acquisition by RTIH of the Shares having been obtained or effected and all applicable waiting periods, if any, under any applicable law, statute, regulation or rule having expired or terminated (as the case may be).

3.2	RTIH shall be entitled in its absolute discretion, by written notice to RTEC, to waive any or all of the Conditions Precedent referred to in Clause 3.1 of this Agreement, either in whole or in part.

EXECUTION VERSION

4.	COMPLETION

4.1	The sale and purchase of the Shares shall be completed within ten (10) Business Days of the fulfilment of each of the Conditions Precedent or such other date as RTEC and RTIH may agree.

4.2	On Completion, RTEC shall provide to RTIH:

(a)	the relevant original share certificates representing those Shares which exist in certificated form duly endorsed in favour of RTIH and guaranteed by a Canadian chartered bank; and

(b)	all such other documents, including such waivers or consents, as RTIH may require to enable RTIH to be registered as holders of the Shares.

4.3	On Completion, RTIH shall cause the Purchase Price to be paid to RTEC, provided that the parties agree that the obligation of RTIH under this Clause 4.3 shall be satisfied in full by the procurement of an intercompany payable in favour of RTEC and RTIH shall not be concerned to see that Purchase Price funds are applied in payment to RTEC.

5.	TRANSFER OF OWNERSHIP AND FURTHER ASSURANCES

5.1	On Completion, RTIH shall be the beneficial and economic owner of the Shares and in relation to any Shares the legal title to which has not been transferred on Completion, RTEC shall hold all such Shares as nominee for the benefit of RTIH until legal title has been formally transferred.

5.2	RTEC agrees (at its own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as RTIH may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transactions contemplated in this Agreement and for the purpose of vesting in RTIH the full legal and beneficial ownership of the Shares. Without limitation to the foregoing, RTEC shall assist RTIH in procuring the transfer of all those Shares held in uncertificated form in the account of Kennecott Canada Exploration Inc. held with Canaccord to a new account to be established with Canaccord by RTIH.

5.3	To the extent that the transfer of registered ownership of the Shares to RTIH is not perfected on Completion or would be contrary to applicable law, the parties will use their best efforts to provide to, or cause to be provided to, RTIH, to the extent permitted by law, the rights and benefits associated with the registered ownership of the Shares and take such other actions as may reasonably be requested by RTIH in order to place RTIH, insofar as reasonably possible, in the same position as if RTIH were the registered shareholder of the Shares on Completion.

5.4	RTEC will promptly deliver dividends to RTIH when dividends have been received by RTEC after Completion and RTEC will account to RTIH for all other benefits with respect to the Shares which may be received by RTEC after Completion.

5.5	RTIH will pay, perform and discharge on behalf of RTEC all of RTEC’s obligations with respect to the Shares, in each case accruing on or after Completion. In the event that RTEC holds Shares for RTIH as nominee, RTIH irrevocably and unconditionally undertakes with RTEC to indemnify RTEC immediately on demand against any and all liabilities, losses, penalties, fines, damages, claims, costs, expenses and legal and professional fees and disbursements incurred, suffered or sustained by RTEC or asserted against RTEC in connection with RTEC holding the Shares as nominee for RTIH.

EXECUTION VERSION

6.	WARRANTIES

6.1	RTEC warrants to RTIH in the terms of the Warranties and acknowledges that RTIH has entered into this Agreement in reliance upon the Warranties.

6.2	Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

6.3	The rights and remedies of RTIH in respect of the Warranties shall not, unless this Agreement expressly provides otherwise, be affected by: (a) Completion; or (b) the termination of this Agreement by RTIH (or any failure by RTIH to so terminate or rescind).

6.4	RTEC undertakes to notify RTIH in writing promptly if it becomes aware before Completion of any breach of any Warranty or any circumstance arising after the date of this Agreement which constitutes a breach of any Warranty and to make such investigation as RTIH may reasonably require and to report the results to RTIH prior to Completion.

6.5	RTIH hereby acknowledges that it does not enter into this Agreement in reliance on any representations, warranties or undertakings howsoever or to whomsoever made except in so far as such are embodied in the Warranties and the undertakings contained in this Agreement.

6.6	Any amount paid by RTEC to RTIH for beach of any of the Warranties or any other term of this Agreement shall be treated as a reduction in the consideration payable for the Shares.

7.	LIMITATION OF LIABILITY

Except in the case of fraud, RTEC shall not be liable under this Agreement, or otherwise in connection with it, in respect of any claim to the extent that the aggregate amount of liability for all claims made under this Agreement, or otherwise in connection with it, would exceed the Purchase Price.

8.	REMEDIES

So far as permitted by law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

9.	INVALIDITY

If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid and unenforceable and within such jurisdiction only) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.	BENEFICIAL INTEREST

The beneficial interest in the Shares shall not pass to RTIH until Completion.

EXECUTION VERSION

11.	GENERAL

11.1	Neither party shall assign or transfer its rights or obligations under this Agreement except with the prior written approval of the other party provided, however, that each party may assign or transfer its rights or obligations under this Agreement to any member of the Rio Tinto Group.

11.2	The parties do not intend that any term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

11.3	This Agreement and the Assignment Agreement, together constitutes the whole agreement between the parties to this Agreement in relation to its subject matter.

11.4	This Agreement may be executed in one or more counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

11.5	No variation (or waiver of any provision or condition of this Agreement) shall be effective unless it is in writing and signed by or on behalf of each of the parties to this Agreement (or, in the case of a waiver, by or on behalf of the party waiving compliance).

11.6	The construction, validity and performance of this Agreement and all non-contractual obligations arising from or connected with this Agreement shall be governed by the laws of England.

11.7	Each party to this Agreement irrevocably agrees to submit to the exclusive jurisdiction of the courts of England in respect of any claim, matter or dispute arising under or in connection with this Agreement and that accordingly any proceedings in respect of any such claim, matter or dispute may be brought in such court.

EXECUTION VERSION

SCHEDULE

Warranties

1.	RTEC has full power and authority to enter into and perform this Agreement and this Agreement will constitute binding obligations on RTEC in accordance with its terms, save as enforcement may be limited by bankruptcy, reorganisation, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and subject to any limitation acts and to general equitable principles.

2.	The execution and delivery of and performance by RTEC of its obligations under this Agreement will not:

(a)	result in a breach of any provision of the memorandum or articles of association of RTEC; or

(b)	result in a material breach of any order, judgment or decree of any court or governmental agency or regulatory body to which RTEC is a party or by which it is bound.

3.	RTEC is entitled to sell and transfer to RTIH the full legal and beneficial ownership of the Shares on the terms of this Agreement without the consent of any third party.

4.	The Shares are free from all Encumbrances.

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of 2 August 2012.

SIGNED by Julie Parent

duly authorised for and on behalf

of RIO TINTO EXPLORATION CANADA INC.

SIGNED by Ben Mathews

duly authorised for and on behalf

of RIO TINTO INTERNATIONAL HOLDINGS LIMITED